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Group 1 and 2

Washington Mutual Mortgage Pass-Through Certificates, WMALT Series 2006-4 Trust

WaMu Asset Acceptance Corp.
Depositor

Washington Mutual Mortgage Securities Corp.
Seller

Washington Mutual Bank
Servicer

LaSalle Bank National Association
Trustee

April 27, 2006

Closing Date	April 27, 2006
Investor Settlement Date	April 28, 2006
First Distribution Date	May 25, 2006
Cut-Off Date	April 1, 2006

WaMu Capital Corp.,
A Washington Mutual, Inc. Company

Important Notice About Information Presented in this
Free Writing Prospectus

The securities described in this free writing prospectus may not be appropriate for all investors. Potential investors must be willing to assume, among other things, market price volatility, prepayment, yield curve and interest rate risks. Investors should carefully consider the risks of these securities.

We do not intend that there be any sale of the securities discussed in this free writing prospectus in any state in which such offer or sale would be unlawful prior to registration or qualification of such securities under the securities laws of any such state.

The issuer has filed a registration statement (including a prospectus) on Form S-3 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you so request by calling toll-free 1-800-667-9569.

We will provide information to you about the offered certificates in two separate documents that progressively provide more detail: (a) a prospectus, which provides general information, some of which may not apply to your series of certificates, and (b) a form of prospectus supplement which, along with this free writing prospectus, describes more specifically the terms of your series of certificates. This free writing prospectus does not contain all of the information that is required to be included in the prospectus and the prospectus supplement that will be prepared for your series of certificates. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus supersedes information contained in any prior free writing prospectus relating to these securities prior to the time of your commitment to purchase. To understand the terms of the offered certificates, read carefully this entire free writing prospectus and the prospectus and the form of prospectus supplement we will provide you. You may obtain a copy of the prospectus by contacting WaMu Capital Corp. at 1-800-667-9569.

THE DATA DESCRIBING THE MORTGAGE POOL IN THIS FREE WRITING PROSPECTUS  REFLECTS THE CHARACTERISTICS OF THE MORTGAGE POOL AS OF 04/01/06. THE PROSPECTUS SUPPLEMENT THAT WILL BE PREPARED FOR THIS TRANSACTION WILL REFLECT THE FINAL MORTGAGE POOL DATA AS OF THE CUT-OFF DATE, WHICH IS 04/01/06. ONCE AVAILABLE, A FINAL PROSPECTUS AND PROSPECTUS SUPPLEMENT MAY BE OBTAINED WITHOUT CHARGE BY CONTACTING WAMU CAPITAL CORP. AT 1-800-667-9569.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the mortgage-backed securities referred to in this free writing prospectus. The mortgage-backed securities referred to in this free writing prospectus are being offered when, as and if issued. Our obligation to sell securities to you is conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

Washington Mutual Mortgage Pass-Through Certificates, WMALT Series 2006-4 Trust

Collateral Profile as of 04/01/06

THIS COLLATERAL INFORMATION HAS NOT BEEN INDEPENDENTLY VERIFIED BY WAMU CAPITAL CORP.  THIS  INFORMATION IS PRELIMINARY AND SUBJECT TO CHANGE, AND SUPERSEDES COLLATERAL INFORMATION CONTAINED IN PRIOR MATERIALS FOR THIS TRANSACTION.

Type	G1 - 30 yr Jumbo	G2 - 30 yr Jumbo
Estimated Size (+/- 10%)	$111mm	$53mm
GWAC (+/- 10 bps)	6.47	7.00
WAM (+/- 3 months)	358	358
FICO (+/- 10)	724	705
Average Loan Bal (+/- 10%)	$557k	$598k
WA LTV (+/- 5%)	70	73
Top 3 States (+/- 5%)	CA (59%)	CA (27%)
	NY (10%)	NY (18%)
	MD (6%)	FL (8%)
Cash-Out Refi (+/- 5%)	46	34
SF/PUD (+/- 10%)	92	91
2-4 Family (+/- 10%)	4	5
Full Doc (+/- 10%)	16	10
Non-Owner Occupied (+/- 5%)	3	13
Interest Only (+/- 5%)	47	59
Prepay Penalty (+/- 5%)	18	4
Estimated Subordination (+/- 200 bps)	6.65%	6.65%
Expected Rating Agencies	2 of 3	2 of 3
#1 Originator Concentration*	Greenpoint (29%)	Greenpoint (48%)
#2 Originator Concentration*	UBS (26%)	UBS (16%)
#3 Originator Concentration*	GMAC-RFC (12%)	GMAC-RFC (12%)
Clean Up Call Percentage	10% of the aggregate Cut-Off Date balance of the loan groups
Servicer	100% Washington Mutual Bank

*-  Greenpoint Mortgage Company, UBS, and RFC.  Please see “Originator Disclosures” section for a description of these companies.

Washington Mutual Mortgage Pass-Through Certificates, WMALT Series 2006-4

Trust

Group 1 and 2 Structure

The Washington Mutual Mortgage Pass-Through Certificates, WMALT Series 2006-4 Trust will issue securities related to one or more loan groups, each of which will have one or more related classes of senior certificates and one or more classes of subordinate certificates.  Certain classes may receive payment from interest only bonds.  If there are multiple loan groups included in the final structure, all loan groups may be completely or partially cross-collateralized.  With respect to any LIBOR Certificate under consideration, a yield maintenance agreement (“YMA”) may be purchased from an approved counterparty.  A YMA, dependent upon LIBOR certificates, is intended to partially mitigate the risk of LIBOR exceeding a predetermined value, in which case the mortgage loans will not generate enough interest to pay the full certificate interest rate on the related LIBOR certificate.  The YMA counterparty will be obligated to make payments under the YMA to the Trust based on an agreed upon formula.  A preliminary structure based on the above collateral groups is described here:

Group 1 Paydown Structure Rules

1.  Pay to Class R until retired.

2.  Pay to Class 1A1 and 1A2 pro-rata until retired.

Size:	~110mm
Type:	30yr jumbo alt-a
Group Pass-Through Rate:	6.00%
Pricing Speed:	100% PPC (8 -> 20 CPR /12 months)
NAS Bonds :	No
AAA support:	Yes. Class 1A2 will support 1A1.
Z-Bonds :	No
Accretion Directed Certificates:	No
LIBOR Certificates:	No
Inverse LIBOR Certificates:	No
Inverse IO Certificates:	No
Initial LIBOR:	Not Applicable
Certificate Interest Rate:	The certificate interest rate will equal the Group Pass-Through Rate.
Yield Maintenance Agreement:	None
Interest Only Certificates:	None.
Accrual date:	04/01/2006
LIBOR Certificates Accrual date:	Not applicable

Group 2 Paydown Structure Rules

  Pay to Class 2A1 and 2A2 pro-rata until retired
Size:	~60mm
Type:	30yr jumbo alt-a
Group Pass-Through Rate:	6.50%
Pricing Speed:	100% PPC (8 -> 20 CPR /12 months)
NAS Bonds :	No
AAA support:	Yes. Class 2A2 will support Class 2A1.
Z-Bonds :	No
Accretion Directed Certificates:	No
LIBOR Certificates:	No
Inverse LIBOR Certificates:	No
Inverse IO Certificates:	No
Initial LIBOR:	Not Applicable
Certificate Interest Rate:	The certificate interest rate will equal the Group Pass-Through Rate.
Yield Maintenance Agreement:	None
Interest Only Certificates:	None.
Accrual date:	04/01/2006
LIBOR Certificates Accrual date:	Not applicable

Clean-up call:	Groups 1 and 2 in the aggregate have a 10% call.
WACIO:	1X and 2X will be crossed to form CX. Normalized to 6.00% coupon.

WACPO:	1P.

Subordinates:	Groups 1 and 2 will be crossed to form LB1, LB2, LB3, LB4, LB5, and LB6.

ORIGINATOR DISCLOSURES

GreenPoint Mortgage Funding, Inc., a New York corporation (“GreenPoint”), is an indirect wholly-owned subsidiary of North Fork Bancorporation, Inc., a bank holding company. GreenPoint’s executive offices are located at 100 Wood Hollow Drive, Novato, California, 94945.

GreenPoint is engaged in the mortgage banking business, which consists of the origination, acquisition, sale and servicing of residential mortgage loans secured primarily by one- to four-unit family residences, and the purchase and sale of mortgage servicing rights.  GreenPoint originates loans through a nationwide network of production branches.  Loans are originated primarily through GreenPoint’s wholesale division, through a network of independent mortgage loan brokers approved by GreenPoint, and also through its retail lending division and correspondent lending division.

RFC, an indirect, wholly-owned subsidiary of GMAC Mortgage Group, Inc., is a Delaware corporation having its principal place of business in Minnesota. RFC is engaged in the business of (i) originating and acquiring residential mortgage loans from correspondent bankers and brokers and selling loans to public and private investors in the secondary markets in its own name and through its affiliates and (ii) servicing residential mortgage loans for its own account and for the accounts of others. RFC’s principal executive offices are located at 8400 Normandale Lake Boulevard, Suite 250, Minneapolis, Minnesota and its telephone number is (952) 857-7000.

UBS Real Estate Securities Inc.  UBS Real Estate Securities Inc. is a Delaware corporation that is engaged in a variety of capital markets related activities, including purchases and sales of loan portfolios, sales of assets for inclusion in securitizations and origination and acquisition of loans and interests in such loans and the related servicing rights for sale, securitization or portfolio. UBS Real Estate Securities Inc. maintains its principal office at 1285 Avenue of the Americas, New York, New York.